Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-188436, 333-159219, 333-152943, 333-120142, 333-231582, and 333-260454) and the Registration Statements on Form S-3 (File Nos. 333-127585, 333-261119, and 333-256931) of Kite Realty Group Trust and in the related Prospectuses of our report dated February 20, 2020, with respect to the consolidated financial statements and schedule of Kite Realty Group Trust, included in this Annual Report (Form 10-K) for the year ended December 31, 2021.
/s/ Ernst & Young LLP
Indianapolis, Indiana
February 28, 2022